FOR IMMEDIATE RELEASE

PATIENT SAFETY TECHNOLOGIES APPOINTS NEW CHIEF FINANCIAL OFFICER
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TEMECULA, CA, October 26, 2010 – Patient Safety Technologies, Inc. (the “Company”) (OTCBB:PSTX) today announced the appointment of David Dreyer as Vice President and Chief Financial Officer.  Mr. Dreyer will be responsible for the finance, accounting and reporting requirements for the Company and its wholly-owned operating subsidiary, SurgiCount Medical, as well as play a key role in various strategic initiatives and operational improvements.

“We are pleased to welcome David to the team and look forward to the addition of a proven healthcare executive with a depth of public company experience,” said Brian E. Stewart, President and Chief Executive Officer.

Mr. Dreyer is a certified public accountant and brings over 20 years of experience as a Chief Financial Officer and senior executive in the healthcare industry.  He has been the CFO of multiple publicly traded companies and has worked for a wide range of organizations in his career, including AMN Healthcare Services, AlphaStaff Inc., Sicor, Inc., Elan Pharma, Athena Neurosciences, Syntex Corporation and Arthur Andersen & Company.  David brings an extensive background in SEC reporting, corporate governance and SOX compliance as well as financial reporting, forecasting and the implementation of ERP systems.  He has successfully led numerous financings as well as a variety of strategic M&A and divestiture transactions.

“I am very excited at the future opportunities SurgiCount Medical offers, and look forward to working with Brian, the board of directors and the entire management team,” commented Mr. Dreyer.

About Patient Safety Technologies, Inc. and SurgiCount Medical
Patient Safety Technologies, Inc., through its wholly owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge® System, a solution proven to improve patient safety and reduce healthcare costs by preventing one of the most common errors in surgery, retained foreign objects.  For more information, contact SurgiCount Medical, Inc. at (951) 587-6201 or visit www.surgicountmedical.com.

Contact

For further information please contact Brian E. Stewart at (951) 587-6201.

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995.  In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors, risks and uncertainties are discussed in Patient Safety Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2009, as updated from time to time in our filings with the Securities and Exchange Commission.